AZZ Earnings – Fiscal Year 2008	Exhibit 99.2
January 19, 2007
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AZZ incorporated Issues Revenue and Earnings

Guidance for Fiscal - Year 2008

REVENUES PROJECTED TO HIT RECORD LEVELS WITH STRONG

EARNINGS PERFORMANCE

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 19, 2007 – FORT WORTH, TX - AZZ incorporated (NYSE: AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced revenue and earnings guidance for Fiscal Year 2008. Fiscal Year 2008 refers to the 12 month period beginning March 1, 2007 and ending on February 29, 2008.

David H. Dingus, president and chief executive officer of the company stated, “Based upon the evaluation of information currently available to management, we are pleased to project what we believe will be another excellent year for AZZ in Fiscal 2008, with record setting revenues. Our earnings are estimated to be within the range of $2.70 and $2.80 per diluted share, and revenues are estimated to be within the range of $275 to $285 million. Our estimates assume that we will see a continuation of strong domestic markets, penetration of selected international markets and reduced volatility in the cost of zinc and other key commodities. Margins for galvanizing services are anticipated to return to the historical 18 to 22 percent range, and the electrical and industrial products segment is expected to operate with margins in the 11 to 13 percent range in FY 2008.”

Mr. Dingus continued, “Our next, regularly scheduled quarterly conference call is in April, 2007, where we will be reporting the operating results for the fourth quarter and 2007 fiscal year. We are encouraged with the growth and expansion of the company over the past few years and are continuing our efforts to seek out additional growth and expansion opportunities.”

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are

AZZ Earnings – Fiscal Year 2008
January 19, 2007
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used in the hot dip galvanizing process; changes in the economic conditions of the various markets the company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the company’s growth strategy. The company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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